Exhibit 99.1

Contact:	Jake Elguicze
Treasurer and Vice President of Investor Relations
610-948-2836

FOR IMMEDIATE RELEASE	December 17, 2013

TELEFLEX INCORPORATED HOSTS INVESTOR AND ANALYST DAY

PROVIDES PRELIMINARY 2014 FINANCIAL OUTLOOK

ADJUSTS PREVIOUSLY PROVIDED 2013 CONSTANT CURRENCY REVENUE GROWTH RANGE AND REAFFIRMS 2013 ADJUSTED EPS GUIDANCE

Limerick, PA — Teleflex Incorporated (NYSE: TFX) will provide its preliminary financial outlook for 2014 and discuss the business plans and strategic initiatives that are expected to drive the Company’s growth and margin expansion in 2014 and beyond at the Company’s Investor and Analyst Day meeting today.

Benson Smith, Chairman, President and Chief Executive Officer commented, “The Company is heading to a solid finish in 2013 and we have built momentum in executing our strategic initiatives as we look forward to 2014. However, due to lower than expected distributor purchases, primarily in Asia, and delays in concluding negotiations in a distributor-to-direct conversion, we are slightly lowering our 2013 revenue growth expectations.”

Added Smith, “I am pleased to announce that this dealer negotiation recently concluded positively for Teleflex. As a result of this, as well as the recently completed acquisition of Vidacare, the introduction of new products to the market, and the continued integration of LMA, Teleflex is well-positioned to continue to exceed industry revenue growth rates and expand adjusted operating margin and earnings per share in 2014.”

The Company’s preliminary financial goals for 2014 include constant currency revenue growth of 7% to 9% and adjusted diluted earnings per share from continuing operations in the range of $5.35 to $5.55.

In addition to providing its preliminary outlook for 2014, the Company lowered its previously provided 2013 constant currency revenue growth range from 8.5% to 10% to 8.0% to 8.7%. The Company reaffirmed its previously provided 2013 adjusted diluted earnings per share from continuing operations range of $4.85 to $5.00.

A live webcast of the event will be available on the Company’s website and can be accessed at www.teleflex.com. A replay of the event and the presentation materials will be available at the same website following the conclusion of the meeting.

FORECASTED 2014 CONSTANT CURRENCY REVENUE GROWTH RECONCILIATION

	Low	High
Full year 2014 forecasted GAAP revenue growth	6.0%	8.0%
Foreign exchange	1.0%	1.0%

Full year 2014 forecasted constant currency revenue growth	7.0%	9.0%

FORECASTED 2013 CONSTANT CURRENCY REVENUE GROWTH RECONCILIATION

	Low	High
Full year 2013 forecasted GAAP revenue growth	8.3%	9.0%
Foreign exchange	(0.3%)	(0.3%)

Full year 2013 forecasted constant currency revenue growth	8.0%	8.7%

FORECASTED 2014 EARNINGS PER SHARE RECONCILIATION

	Low	High
Diluted earnings per share attributable to common shareholders	$3.68	$3.83
Restructuring, impairment charges and special items, net of tax	$0.65	$0.70
Intangible amortization expense, net of tax	$0.85	$0.85
Amortization of debt discount on convertible notes, net of tax	$0.17	$0.17

Adjusted diluted earnings per share	$5.35	$5.55

FORECASTED 2013 EARNINGS PER SHARE RECONCILIATION

	Low	High
Diluted earnings per share attributable to common shareholders	$3.45	$3.60
Restructuring, impairment charges and special items, net of tax	$0.50	$0.50
Intangible amortization expense, net of tax	$0.75	$0.75
Amortization of debt discount on convertible notes, net of tax	$0.15	$0.15

Adjusted diluted earnings per share	$4.85	$5.00

ABOUT TELEFLEX INCORPORATED

Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Limerick, PA, Teleflex employs approximately 11,400 people worldwide and serves healthcare providers in more than 140 countries. For additional information about Teleflex please refer to: www.teleflex.com.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures. These measures include (i) forecasted 2013 and 2014 adjusted diluted earnings per share from continuing operations, which exclude the effect of our restructuring programs, asset impairments and other special charges, intangible amortization expense and the amortization of debt discount on convertible notes ; and (ii) forecasted 2013 and 2014 constant currency revenue growth, which excludes the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling these measures to the most directly comparable GAAP measure are set forth above.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, (a) our ability to continue to exceed industry revenue growth rates and expand adjusted operating margin and earnings per share in 2014; and (b) forecasted 2013 and 2014 constant currency revenue growth and adjusted earnings per share from continuing operations. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in connection with the integration of acquired businesses, including unanticipated costs and difficulties in connection with integration programs and customer reaction; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012.

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